Exhibit 23.1

Patrizio & Zhao, LLC
Certified Public Accountants and Consultants	322 Route 46 West
Parsippany, NJ 07054
Tel: (973) 882-8810
Fax: (973) 882-0788
www.pzcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We consent to the use in the Amended Registration Statement (Form S-1/A) pertaining to the registration of 24,050,440 shares of common stock of JPAK Group, Inc., of our report dated September 10, 2009 with respect to financial statements of JPAK Group, Inc. for the years ended June 30, 209 and 2008, and our report dated April 15, 2010 with respect to the financial statements of JPAK Group, Inc. for the periods ended March 31, 2010 and 2009. We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

/s/ Patrizio & Zhao, LLC
PATRIZIO & ZHAO, LLC

Parsippany, New Jersey
May 27, 2010